Sub-Item 77Q2

Nuveen Municipal Advantage Fund, Inc.
33-32029, 811-05957



Based on a review of the SEC Forms 3, 4 and 5 furnished
to the Fund, the Fund believes that all Section 16(a)
filing requirements applicable to the Fund's officers
and directors, investment adviser and affiliated
persons of the investment adviser were complied with,
except that the Form 4 report, Statement of Changes in
Beneficial Ownership, on behalf
of the officer listed below was filed late
on June 2, 2009, accession number 0001225208-09-013576
..

There are no greater than ten-percent
shareholders of the Fund.


OFFICER:

David J. Lamb.